Exhibit 3.1

Certificate of Registration

of a Company

This is to certify that

MESOBLAST LIMITED

Australian Company Number 109 431 870

is a registered company under the Corporations Act 2001 and

is taken to be registered in Victoria.

The company is limited by shares.

The company is a public company.

The day of commencement of registration is the eighth day of

June 2004.

Issued by the
Australian Securities and Investments Commission on this eighth day of June, 2004.

Jeffrey Lucy Acting Chairman